Duolingo Appoints Sallie Krawcheck to Board of Directors
Former Citigroup CFO and Ellevest Founder to join the Audit Committee

PITTSBURGH, August 10, 2026 (GLOBE NEWSWIRE) -- Duolingo, Inc. (Nasdaq: DUOL), the world's leading mobile learning platform, announced today that it has appointed Sallie Krawcheck as an independent board member, effective today. Ms. Krawcheck will serve as a member of the Board’s Audit, Risk and Compliance Committee.

Ms. Krawcheck has spent more than three decades in senior financial and operating roles, as a chief executive, a chief financial officer, a founder, and a public company director. She founded Ellevest, a financial services firm dedicated to helping women and families build wealth with intention, and led its growth to $2.4 billion in assets under management. She previously served as Chief Financial Officer of Citigroup and as Chief Executive Officer of Merrill Lynch Wealth Management, Smith Barney, and Sanford Bernstein. She has extensive board experience across both public and private companies.

"As Duolingo continues to grow, we're focused on building a Board with the experience and perspective to help guide our next chapter," said Luis von Ahn, CEO and co-founder of Duolingo. "Sallie has an exceptional track record of building businesses, leading through change, and challenging conventional thinking. Her expertise in financial leadership, strategy, governance, and scaling global organizations will be invaluable, and I'm thrilled to welcome her to our Board."

"I believe there is no better investment a person can make than in learning,” said Ms. Krawcheck. “It is an investment that can compound: A language learned becomes a job, a move, a conversation, a child who grows up with more options than her parents had. I’ve long admired Duolingo’s mission - not only because it is rethinking how education can work, but because it is making high-quality learning more accessible to millions of people around the world. I’m thrilled to join the Board and support Duolingo as it continues to grow and expand its impact."

About Duolingo
Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

Contact Information

Investors:
Deborah Belevan, IRC, CPA
ir@duolingo.com

Media:
Michelle Scully
press@duolingo.com